Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Appoints Henry Moniz to its Board of Directors

JERICHO, N.Y., January 12, 2021 – Kimco Realty Corp. (NYSE: KIM), one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets, today announced that Henry Moniz has been appointed to the company’s Board of Directors. Mr. Moniz is Executive Vice President and Chief Compliance Officer at ViacomCBS Inc., where he also serves as Chief Audit Executive. With this appointment, Kimco’s Board has expanded to include nine members. Mr. Moniz’s term will begin immediately.

In his role at ViacomCBS, Mr. Moniz advises the company’s Board of Directors, Chief Executive Officer, and other members of management on governance and oversight of enterprise-wide management of non-insured risks, with emphasis on quality assurance and metrics, data and predictive risk analytics and monitoring, financial and information technology controls, culture, ethics, regulatory and geopolitical volatility, strategic direction, and operational efficiency.

“I am incredibly proud to announce the addition of Henry Moniz to Kimco’s Board of Directors,” said Milton Cooper, Executive Chairman. “His unique skillset will be a valuable addition to our talented group of directors. It was immediately clear that Henry is an excellent fit with Kimco’s culture, and there is no doubt his influence and insight will help guide us into the future.”

“Henry’s wide range of knowledge and experience in the areas of governance, compliance, risk, data analytics and technology will be a tremendous asset to Kimco’s Board of Directors and to our organization as a whole,” said Conor Flynn, Chief Executive Officer. “It’s my pleasure to welcome him, and I look forward to his contributions and guidance as we continue to refine our strategy going forward.”

Mr. Moniz has been at ViacomCBS since 2004, where he has also served as Chairman of the Privacy/IT Security Council; Vice President, Associate General Counsel; and Chairman of the Compliance Committee. Prior to joining ViacomCBS, Mr. Moniz was a Partner at Bingham McCutchen (now part of Morgan Lewis), served as Minority Counsel to the U.S. House Judiciary Committee for the Impeachment Inquiry on President Clinton, and as a federal prosecutor in the Boston and Miami United States Attorney’s Offices for the U.S. Department of Justice. Mr. Moniz currently serves on the Advisory Board of the Center on the Legal Profession at Harvard Law School, and on the Advisory Board for Acritas, the legal market data firm that is now part of Thomson Reuters. He received his J.D. from the University of Pennsylvania Law School, and his A.B. from Bowdoin College.

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets. As of September 30, 2020, the company owned interests in 400 U.S. shopping centers and mixed-use assets comprising 70 million square feet of gross leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the company’s blog (blog.kimcorealty.com) and social media channels, including Facebook (www.facebook.com/kimcorealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

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CONTACT:
David F. Bujnicki
Senior Vice President, Investor Relations & Strategy

Kimco Realty Corporation

516-869-2087

Dbujnicki@kimcorealty.com